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Pricing Supplement dated March 17, 2005 	                Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                   File No. 333-113680
Prospectus Supplement dated April 2, 2004)

	                 TOYOTA MOTOR CREDIT CORPORATION

                   Medium-Term Note, Series B - Floating Rate
________________________________________________________________________________
Principal Amount: $150,000,000		    Trade Date: March 17, 2005
Issue Price: 100%			    Original Issue Date: March 22, 2005
Initial Interest Rate:  See "Additional     Net Proceeds to Issuer: $149,940,000
   Terms of the Notes -- Interest"	    Principal's Discount
Interest Payment Period: Quarterly	 	 or Commission: 0.04%
Stated Maturity Date: March 22, 2007
________________________________________________________________________________
Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note             [ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note		     (Fixed Rate Commencement
         (Fixed Interest Rate): 		      Date):
  [ ]  Other Floating Rate Note			     (Fixed Interest Rate):
         (see attached)

  Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
            [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
            [X]  LIBOR       [ ]  Treasury Rate        [ ]  Other (see attached)
                           If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                       [X]  Telerate Page: 3750

  Initial Interest Reset Date: June 22, 2005	   Spread (+/-): -0.03%
  Interest Rate Reset Period: Quarterly		   Spread Multiplier:  N/A
  Interest Reset Dates: the 22nd of each 	   Maximum Interest Rate: N/A
      March, June, September and December
  Interest Payment Dates: the 22nd of each         Minimum Interest Rate:  N/A
      March, June, September and   	           Index Maturity: 3 month
      December commencing June 22, 2005	       	   Index Currency:  U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from March 22, 2005 to March 22, 2007
  [ ]  Other (see attached)

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]  The Notes may be redeemed prior to Stated Maturity Date.
       Initial Redemption Date: N/A
       Initial Redemption Percentage: N/A
       Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
       Optional Repayment Date(s):
       Repayment Price:     %

Currency:
  Specified Currency:  U.S. dollars
        (If other than U.S. dollars, see attached)
  Minimum Denominations:
        (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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	                       ___________________________

                                  Merrill Lynch & Co.

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                             ADDITIONAL TERMS OF THE NOTES

Interest

            The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on March 18, 2005 minus 0.03%.


Plan of Distribution

              Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.96% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

              Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.